EXHIBIT 15

Ford Motor Credit Company
One American Road
Dearborn, Michigan

Re: Ford Motor Credit Company Registration Statement Nos. 333-91953, 333-92595 and 333-45015 on Form S-3

We are aware that our report dated July 14, 2000 accompanying the unaudited interim financial information of Ford Motor Credit Company and subsidiaries for the periods ended June 30, 2000 and 1999 and included in the Ford Motor Credit Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 will be incorporated by reference in the above Registration Statements. Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Detroit, Michigan

July 31, 2000